                                                                  EXHIBIT 10.17





                      AMERICAN LABORATORY ASSOCIATES, INC.




                     SERIES A PREFERRED STOCK, COMMON STOCK
                            AND JUNIOR SUBORDINATED
                            NOTE PURCHASE AGREEMENT

                          Dated as of January 1, 1994

                      AMERICAN LABORATORY ASSOCIATES, INC.

                     SERIES A PREFERRED STOCK, COMMON STOCK
                            AND JUNIOR SUBORDINATED
                            NOTE PURCHASE AGREEMENT

                          Dated as of January 1, 1994

                                     INDEX

                                                                                                                      Page

ARTICLE I


       Purchase and Sale of Securities

       1.1        Authorization of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       1.2        Reservation of Shares of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       1.3        Creation of Stock Option Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       1.4        Purchase and Sale of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       1.5        Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       1.6        Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       1.7        Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       1.8        Financing Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE  II

       Terms of Junior Notes

       2.1        Issue of Junior Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       2.2        Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
       2.3        Redemptions and Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE  III

       Representations and Warranties of the Company

       3.1        Organization and Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       3.2        Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       3.3        Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       3.4        Validity of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       3.5        Securities 1933 Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE  IV

       Representations, Warranties and Agreements of the Investors

       4.1        Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       4.2        Investment Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       4.3        Legends; Stop Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9


ARTICLE V
       Affirmative Covenants of the Company

       5.1         Accounts and Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       5.2         Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       5.3         Maintenance of Key Man Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       5.4         Compliance with Laws, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       5.5         Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       5.6         Corporate Existence; Ownership of Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       5.7         Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       5.8         Board Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       5.9         Financings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       5.10        Meetings of the Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       5.11        Maintenance of Properties; Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       5.12        Rule 144A Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       5.13        Stay, Extension and Usury Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       5.14        Business Practices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE VI

       Negative Covenants of the Company

       6.1         Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       6.2         Dealings with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       6.3         Merger; Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       6.4         Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       6.5         Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       6.6         Limitations on Restrictions on
                   Subsidiary Dividends and Other Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       6.7         No Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       6.8         Limitation on Certain Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE  VII

       Preemptive Right

       7.1         Preemptive Right . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       7.2         Definition of New Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       7.3         Notice from the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       7.4         Sale by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       7.5         Determination of Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       7.6         Termination of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE  VIII

       Registration Rights

       8.1         Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       8.2         Requested Registrations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       8.3         "Piggy Back" Registrations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

       8.4        Expenses of Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       8.5        Registration on Form S-3  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       8.6        Registration Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
       8.7        Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
       8.8        Information by Holder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       8.9        Limitations on Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
       8.10       Exception to Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
       8.11       Rule 144 Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
       8.12       Listing Application . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
       8.13       Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE IX

       Conditions of Purchasers' Obligation

       9.1        Effect of Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
       9.2        Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       9.3        Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       9.4        Opinions of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       9.5        No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       9.6        Shareholders' Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       9.7        Redemption Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       9.8        Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       9.9        Board of Election . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
       9.10       Completion of Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE X

       Defaults and Remedies

       10.1       Events of Default; Acceleration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
       10.2       Rescission of Acceleration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE XI

       Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE XII

       Miscellaneous

       12.1       Survival of Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       12.2       Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       12.3       Securities Owned by Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       12.4       Amendments of Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       12.5       Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       12.6       Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

       12.7       Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       12.8       Effect of Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       12.9       Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       12.10      Future Issuance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       12.11      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

EXHIBITS

       A          Form of Junior Subordinated Note
       B          Statement of Terms of Preferred Stock
       C          Stock Option Plan
       D          Intentionally Omitted
       E          Opinion of Counsel for the Company
       F          Shareholders' Agreement
       G          Redemption Agreement
       H          Employment Agreement


     This Series A Preferred Stock, Common Stock and Junior Subordinated Note Purchase Agreement is entered into as of the 1st day of January, 1994, by and among American Laboratory Associates, Inc., a Delaware Corporation (the "Company"), Summit Ventures III, L.P. and Summit Investors II, L.P. (collectively "Summit"), Schroder Incorporated, Schroder Ventures Limited Partnership and Schroder Ventures U.S. Trust (collectively, "Schroder", and together with Summit, the "Institutional Investors"), and Drs. Evangelos Poulos, Michael Demaray and Alexander Kowalczyk (collectively, the "Management Investors and, together with the Institutional Investors, the "Investors").

     WHEREAS, the Company has been formed for the purpose of acquiring (the "Acquisition") substantially all of the assets and liabilities of E.G. Poulos, M.D., M.J. Demaray, M.D. & A.P. Kowalczyk, M.D., P.A. (the "Seller") pursuant to an Asset Purchase Agreement of even date (the "Purchase Agreement");

     WHEREAS, the Investors wish to acquire Series A Preferred Stock, Common Stock and Junior Subordinated Notes of the Company, all in accordance with and subject to the terms of this Agreement, all of the proceeds of which securities will be used to fund a portion of the purchase price of the Acquisition;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and conditions set forth in this Agreement, the parties to this Agreement, intending to be legally bound, mutually agree as follows:

                                    ARTICLE I

                         PURCHASE AND SALE OF SECURITIES

    1.1 Authorization of Securities.  The Company has authorized:

     (a) the issuance and delivery to the Institutional Investors of its 10% junior subordinated notes (herein, together with any such notes which may be issued hereunder in substitution or exchange therefor in accordance with the terms thereof, collectively called the "Junior Notes"), in the aggregate principal amount of $7,500,000, to be dated January 1, 1994, and to mature December 31, 2001 (the "Maturity Date"), which Junior Notes shall be purchased at the face amount thereof and shall be in the form of Exhibit A hereto;

     (b) the issuance and delivery to the Institutional Investors of 80,203 shares of Series A Convertible Preferred

Stock, $.01 par value per share, of the Company (the "Preferred Stock"), at a price of $68.576 per share, for a total purchase price of all such shares of Series A Preferred Stock of $5,500,000; and

           (c) the issuance and delivery to the Management Investors of 19,800 shares of Common Stock, $.01 par value per share, of the Company (the "Common Stock"), at a price of $50.5051 per share, for a total purchase price of all such shares of Common Stock of $1,000,000. As used herein, the term "Securities" shall include the Junior Notes, the Preferred Stock and the Common Stock.

     1.2 Reservation of Shares of Common Stock. The shares of Preferred Stock shall have the rights, terms and privileges set forth in Exhibit B hereto, and shall be convertible into shares of Common Stock on the terms set forth in said Exhibit. The Company shall reserve from its authorized but unissued shares of Common Stock 80,203 shares for issuance upon conversion of the Preferred Stock. The shares of Common Stock issuable upon conversion of the Preferred Stock are referred to herein as the "Conversion Shares", and the shares of Preferred
Stock purchased hereunder, together with the Conversion Shares, are sometimes hereinafter referred to collectively as the "Shares".

     1.3 Creation of Stock Option Plan. At the Closing (as herein defined), the directors and shareholders of the Company shall adopt the Stock Option Plan in the form of Exhibit C hereto pursuant to which 10,000 shares of authorized but unissued Common Stock shall be reserved for issuance thereunder (the "Stock Option Plan"). The Stock Option Plan shall be administered by the Compensation Committee; provided, however, that no options shall be granted thereunder with an exercise price less than the price payable hereunder for the Common Stock (subject to adjustment for stock splits, dividends and other forms of recapitalization), and none of the Management Investors shall be eligible for participation in such Stock Option Plan.

     1.4 Purchase and Sale of Securities. The Company agrees to issue and sell to each Investor and, subject to the terms and conditions herein set forth, each Investor agrees to purchase from the Company at the Closing (as defined below) the aggregate principal amount of the Junior Notes and the number of shares of Preferred Stock and Common Stock set forth opposite such Investor's name on a Schedule which will be delivered to the Company at the Closing (as defined below) and attached hereto as Schedule 1.4, for the aggregate purchase price set forth opposite such Investor's name on such

Schedule. The partnerships comprising Summit will purchase not less than 85% in number of the shares of Preferred Stock and not less than 85% in principal amount of the Junior Notes.

     1.5 Closing. The purchase and sale of the Securities shall be consummated at a closing (the "Closing") to be held at the offices of Hutchins, Wheeler, & Dittmar, A Professional Corporation, 101 Federal Street, Boston, Massachusetts, at 10:00 A.M. on such date on or before February 28, 1994 as the Investors and the Company may mutually agree. Payment at the Closing for the Securities shall be by wire transfer payable in immediately available federal funds. At the Closing, the Company will deliver to each Investor one or more certificates representing the Junior Notes, the Preferred Stock and the Common Stock purchased by such Investor, in such denominations and issued in such names as may be requested by such Investor. Should the Closing not occur on or before February 28, 1994, either the Company or the Investors may terminate this Agreement by written notice to the other party. Concurrently with the consummation of the issuance of the Securities as herein contemplated, the transaction contemplated in the Purchase Agreement will be closed.

     1.6 Use of Proceeds. The Company shall use all of the proceeds from the sale of the Securities hereunder to fund in part the Acquisition.

     1.7 Allocation of Purchase Price. The Company and each of the Investors hereby agree that for Federal income tax purposes, including for purposes of determining original issue discount and the issue price of the Junior Notes under the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder (the "Treasury Regulations"), the issue price for the Junior Notes shall be the principal amount thereof as set forth on Schedule 1.4 hereto, such that in the aggregate, the issue price of the Junior Notes shall be $7,500,000, and that the issue price of the Preferred Stock shall be the purchase price for those shares set forth on Schedule 1.4 hereto, such that in the aggregate, the issue price for the shares of Preferred Stock shall be $5,500,000. The Company and each of the Investors hereby further agree that the allocation of the issue price pursuant to the preceding sentence shall be binding on the Company for purposes of any determination by the Company of the issue price of the Junior Notes pursuant to the Treasury Regulations.

     1.8 Financing Fee. At the Closing, upon purchase of the Securities as provided in Section 1.4, the Company shall pay in cash to Summit Partners, L.P. or its designee a financing fee of one hundred ninety thousand ($190,000) dollars.

                                  ARTICLE II

                             TERMS OF JUNIOR NOTES

     2.1 Issue of Junior Notes. At the Closing, the Company shall deliver to the Institutional Investors the Junior Notes in the aggregate principal amount of $7,500,000 to be dated January 1, 1994, and to mature on the Maturity Date, which Junior Notes shall be in the form of Exhibit A hereto.

     2.2   Interest.

           (a) Interest. The Junior Notes shall bear interest from January 1, 1994 until the Maturity Date, computed on the basis of a 360-day year and the actual number of days elapsed, on the unpaid principal amount thereof at the rate of ten percent (10%) per annum. Interest only shall be payable on each March 31, June 30, September 30 and December 31 for the respective three-month period ending on each such date, commencing on March 31, 1994.

           (b) Payments. All payments of principal (including any prepayments or redemptions) and interest hereunder shall be made by the Company in lawful money of the United States of America in immediately available funds (or at the written request of the Investors or any successor holder of this Junior Note, by certified or bank check) not later than 12:00 noon, Boston time, on the date each such payment is due.

           (c) Intercreditor Agreement. The Junior Notes shall be subordinate and junior in right of payment to senior indebtedness pursuant to an intercreditor agreement to be on terms mutually acceptable to the holders of a majority in principal amount of the Junior Notes (the "Intercreditor Agreement"). For purposes of this Agreement, the term "senior indebtedness" shall include each of the following:

                (i) any indebtedness now existing or hereafter incurred for money borrowed from or owed to a bank or other financial institution ("Bank Debt"); and

                (ii) principal and interest owed pursuant to the Senior Subordinated Notes and Contingent Notes (as each of said terms is defined herein).

     2.3   Redemptions and Prepayments.

           (a) Mandatory Annual Prepayments. The Company shall prepay, on each of December 31, 1999 and December 31, 2000, $2,500,000 of the principal amount of the Junior Notes then outstanding and shall pay in full the remaining principal amount of the Junior Notes then outstanding on the Maturity Date. Upon any prepayment of the principal amount of any Junior Notes under this Section 2.3(a), the Company shall also pay to the holder or holders of such Junior Notes any accrued and unpaid interest thereon to the date of prepayment (or repayment). Any prepayment made by the Company pursuant to any other provision of this Article II shall not reduce or otherwise affect its obligations to make any prepayment required by this Section 2.3(a).

           (b) offer of Prepayment upon Major Corporate Transaction. The Company covenants that, in the event of (x) the initial underwritten public offering of equity securities of the Company (the "IPO") pursuant to a registration statement filed under the Securities Act of 1933, as amended (the "1933 Act"), (y) the sale of all or substantially all of the stock or assets of the Company, or (z) the merger or consolidation of the Company as a result of which those persons who hold 100% of the voting stock of the Company immediately prior to such transaction own less than 50% of the voting stock of the surviving resulting entity (each transaction referred to in clauses (x), (y) or (z) being referred to as a "Major Corporate Transaction"), the Company shall give the holders of the Junior Notes thirty days' written notice of the pendency of such Major Corporate Transaction and the Company shall, upon written demand of the holders of a majority in aggregate principal amount of the Junior Notes then outstanding made within twenty days of receipt of such notice, prepay upon consummation of such Major Corporate Transaction the entire principal amount of the Junior Notes then outstanding, without premium, together with accrued and unpaid interest thereon to and including the date of such prepayment.

           (c) Optional Prepayment. The Company shall be entitled to prepay the Junior Notes, either in whole or in part, without premium or penalty, at any time prior to the Maturity Date, at a price equal to 100% of the principal amount so prepaid, together with accrued interest on the principal amount prepaid to the prepayment date. The Company shall give the Investors irrevocable written notice of each optional prepayment not less than three business days prior to the prepayment date, specifying such prepayment and the amount of the Junior Notes proposed to be prepaid on such date, whereupon such principal amount of the Junior Notes specified in such notice, together with accrued interest thereon, shall become due and payable on the prepayment date. Any partial prepayment of the Junior Notes shall be applied to reduce the remaining payments on the Junior Notes in inverse order of maturity.

           (d) Partial Redemption Pro Rata. Each and every partial prepayment of the Junior Notes authorized by this Article II shall be made with respect to all of the Junior Notes then outstanding under this Agreement, rather than to any portion thereof, and the aggregate amount of each partial prepayment shall be allocated among all of the holders of the Junior Notes at the time outstanding in proportion to the unpaid principal amounts of the Junior Notes held by each of such holders.

                                 ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Investors that:

     3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company has been formed for the purpose of effecting the Acquisition, and has no assets or liabilities, and has conducted no business, other than such assets and liabilities which have been created or incurred, and such business as has been conducted, in connection with the effecting of such Acquisition.

     3.2 Capitalization. The authorized capital stock of the Company consists of (a) 200,000 shares of Common Stock, none of which were issued and outstanding as of immediately prior to the Closing, and 100,000 shares of Preferred Stock, which have the rights, terms and privileges set forth in Exhibit B attached hereto, and none of which were outstanding as of immediately prior to the Closing. Immediately following the Closing and after giving effect to the sale of the Securities, there will be outstanding 80,203 shares of Series A Convertible Preferred Stock and 19,800 shares of Common Stock, which shares will be held of record as set forth on Schedule 3.2 which will be attached hereto at the Closing.

     3.3 Authorization. All corporate action on the part of the Company and its officers and directors necessary for the authorization, execution and delivery of this Agreement and the Redemption Agreement, the Employment Agreements and the Shareholders' Agreement (collectively, the "Related Agreements") and the performance of all obligations of the Company under this Agreement and the Related Agreements required to be performed at or prior to the Closing and in connection with the authorization, issuance and delivery of the Securities being sold under this Agreement has been duly taken. This Agreement and the Related Agreements, when executed and delivered by all parties hereto and thereto, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution by the Company of this Agreement and the Related Agreements, and the performance by the Company of its obligations hereunder and thereunder, will not contravene or constitute a default under or violation of, the Certificate of Incorporation of the Company, the By-Laws of the Company, or any other agreement to which the Company is a party or by which its assets are bound.

     3.4 Validity of Shares. The shares of Preferred Stock and Common Stock, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     3.5 Securities Act. The sale of the Securities in accordance with the terms of this Agreement (assuming the accuracy of the representations and warranties contained in Article IV hereof) is exempt from the registration requirements of the 1933 Act and applicable state securities or blue sky laws.

                                   ARTICLE IV

                 REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF
                                 THE INVESTORS

     4.1 Authorization. Each Investor represents and warrants that this Agreement, when executed and delivered by it, will constitute a valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except to the extent that the enforceability hereof may be limited by bankruptcy laws, insolvency laws, reorganization laws, moratorium laws or other laws affecting creditors' rights generally or by general equitable principles.

     4.2   Investment Representations.

           (a) This Agreement is made with each such Investor in reliance upon such Investor's representation to the Company, which by its acceptance hereof such Investor hereby confirms, that (i) the Securities to be received by it will be acquired by it for investment for its own account (except as such Investor has otherwise advised the Company and the Company's counsel in writing), and not with a view to the sale or distribution of any part thereof in violation of applicable Federal and state securities laws, (ii) it has no current intention of selling, granting participation in or otherwise distributing the same in violation of applicable Federal and state securities laws, and
     (iii) that it is an "accredited investor", as that term is defined under Regulation D promulgated under the 1933 Act. By executing this Agreement, such Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person, or to any third person, with respect to any of the Securities in violation of applicable Federal and state securities laws.

           (b) Such Investor understands that the Securities have not been registered under the 1933 Act on the basis that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the 1933 Act pursuant to Section 4(2) thereof and regulations issued thereunder, and that the Company's reliance on such exemption is predicated on the representations of such Investor set forth herein.

           (c) Such Investor represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment. Such Investor further represents that it has had access, during the course of the transaction and prior to its purchase of Securities, to the same kind of information that is specified in Part I of a registration statement under the 1933 Act and that it has had, during the course of the transaction and prior to its purchase of the Securities, the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the offering and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.

           (d) Such Investor understands that the Securities may not be sold, transferred or otherwise disposed of without registration under the 1933 Act or compliance with an exemption therefrom, and that in the absence of an effective registration statement covering the Securities or an available exemption from registration under the 1933 Act, the Shares must be held indefinitely. In particular, such Investor is aware that the Shares may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of that Rule are met. Among the current conditions for use of Rule 144 by certain holders is the availability to the public of current information about the Company. Such information is not now available, and the Company has no current plans to make such information available.

           (e) Independent of the additional restrictions on the transfer of shares of Common Stock contained in the Shareholders' Agreement, such Investor agrees that it will not make a transfer, disposition or pledge of any of the Securities other than pursuant to an effective registration statement under the 1933 Act, unless and until (i) such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the disposition, and (ii) if requested by the Company, at the expense of such Investor or transferee, it shall have furnished to the Company an opinion of counsel, reasonably satisfactory to the Company and its counsel, to the effect that such transfer may be made without registration of the Securities under the 1933 Act.

     (f) Such Investor agrees that it will not sell, transfer or otherwise dispose of any Securities unless (i) such Securities have been registered under the 1933 Act and, to the extent required, under any applicable state securities laws, or (ii) such Securities are sold in accordance with the applicable requirements and limitations of Rule 144 or Rule 144A, or (iii) the Company has been furnished with an opinion or opinions from counsel to such Investor (which counsel and which opinion(s) shall be reasonably satisfactory to the Company) to the effect that registration under the 1933 Act is not required for the transfer as proposed (which opinion may be conditioned upon the transferee assuming the obligations of a holder of Securities under this Section) or (iv) the Company has been furnished with a letter from the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") to the effect that such Division would not recommend any action to the Commission if such proposed transfer were effected without a registration statement effective under the 1933 Act. The Company agrees that within five business days after receipt of any opinion referred to in (iii) above, it will notify the holder supplying such opinion whether such opinion is satisfactory to the Company's counsel. Any transfer of Securities shall also be subject to the Shareholders' Agreement.

     4.3   Legends; Stop Transfer.

          (a) Such Investor acknowledges that all certificates evidencing the Securities purchased hereunder shall bear the following legend:

                              "TRANSFER RESTRICTED

           These securities have not been registered under the Securities
           Act of 1933, as amended, and may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under said Act or an opinion of counsel satisfactory to the Company and its counsel that such registration is not required."


           (b) The certificates evidencing the Shares shall also bear any legend required by the Shareholders' Agreement or any applicable state securities law.


                                ARTICLE V

                      AFFIRMATIVE COVENANTS OF THE COMPANY

     Without limiting any other covenants and provisions hereof, the Company covenants and agrees that it will observe (and will cause each Subsidiary to observe) the following covenants. These covenants shall continue until consummation of the first Qualified Public Offering. Prior to such consummation, these covenants shall exist for the benefit of, and be enforceable by, the Management Investors so long as any Indebtedness remains outstanding under the Senior Notes or the Contingent Notes or the Management Investors and their Permitted Transferees own collectively at least one-third of the shares of Common Stock acquired pursuant to this Agreement, and these covenants shall exist for the benefit of, and be enforceable by, the Institutional Investors so long as any Indebtedness remains outstanding under the Junior Notes or there are any shares of Preferred Stock held by the Institutional Investors which have not either been converted into Common Stock or redeemed.

     5.1 Accounts and Reports. The Company will, and will cause each of its Subsidiaries to, maintain a standard system of accounts in accordance with generally accepted accounting principles consistently applied (except for year-end and non-recurring adjustments effected in accordance with generally accepted accounting principles) and the Company will, and will cause each of its Subsidiaries to, keep full and complete financial records. The Company will furnish to each Person who is entitled to the benefits of this Article V the information set forth in this Section 5.1.

           (a) Within ninety (90) days after the end of each fiscal year, a copy of the consolidated and consolidating balance sheet of the Company and any Subsidiaries as at the end of such year, together with consolidated and consolidating statements of income, shareholders' equity and cash flow of the Company and any Subsidiaries for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and duly audited by an independent public accountant of national recognition selected by the Board of Directors of the Company and reasonably acceptable to Investors.

           (b) Within forty-five (45) days after the end of each fiscal quarter, a consolidated and consolidating balance sheet of the Company and any Subsidiaries as of the end of such fiscal quarter and consolidated and consolidating statements of income, shareholders' equity and cash flow for such quarter and for the period from beginning of the then current fiscal year to the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail (it being understood that for purposes of presentation of any comparative financial statements under this Section 5.1, during the first year of the Company's existence, comparison will be made to the performance of the Seller during the corresponding period of the year which statements of the Seller may not be in accordance with generally accepted accounting principles). The financial statements delivered pursuant to this paragraph (b) need not be audited, but shall be certified by the chief financial officer of the Company as presenting fairly the financial condition of the Company and any Subsidiaries in conformity with generally accepted accounting principles applied on a consistent basis, subject to changes resulting from year-end and non-recurring adjustments.

           (c) Within thirty (30) days after the end of each calendar month, an unaudited consolidated balance sheet of the Company and any Subsidiaries as of the end of such month and unaudited consolidated statements of income and shareholders' equity for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail.

           (d) At the time of delivery of each monthly, quarterly and annual statement, a certificate, executed by the chief financial officer of the Company stating that such officer has caused this Agreement to be reviewed and has no knowledge of any default by the Company in the performance or observance of any of the provisions of this Agreement or, if such officer has such knowledge, specifying such default.

           (e) Prior to the end of each fiscal year, a copy of the operating plan and budget for the next fiscal year required under Section 5.8, in form consistent with past practice.

           (f) Promptly upon receipt thereof, any written report, typically called a "management letter", and any other communication submitted to the Company or any Subsidiary by its independent public accountants relating to the business, prospects or financial condition of the Company and any Subsidiaries;

           (g) Promptly after the commencement thereof, notice of (i) all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company (or any Subsidiary) which, if successful, could have a material adverse effect on the Company and any Subsidiaries, taken as a whole; and (ii) all material defaults by the Company or any Subsidiary (whether or not declared) under any agreement for money borrowed (unless waived or cured within applicable grace periods);

           (h) Promptly upon sending, making available, or filing the same, all reports and financial statements as the Company (or any Subsidiary) shall send or make available generally to the shareholders of the Company as such or to the Commission; and

           (i) Such other information with regard to the business, properties or the condition or operations, financial or otherwise, of the Company or its Subsidiaries as any Person entitled to the benefits of this Article VI may from time to time reasonably request.

     5.2 Payment of Taxes. The Company will pay and discharge (and cause any Subsidiary to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company (or any Subsidiary), provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if the Company or such Subsidiary shall have set aside on its books adequate reserves with respect thereto.

     5.3 Maintenance of Key Man Insurance. The Company will, at its expense, obtain prior to the Closing and thereafter maintain a life insurance policy with a responsible and reputable insurance company payable to the Company on the life of each of Drs. Evangelos Poulos, Michael Demaray and Alexander Kowalczyk so long as such Person is an employee of the Company, each in the face amount of $2,000,000. The Company will maintain such policies and will not cause or permit any assignment of the proceeds of such policies, and will not borrow against such policies. The Company will add one designee of the Institutional Investors as a notice party to such policies, and will request that the issuer of such policies provide such designee with ten (10) days' notice before either such policy is terminated (for failure to pay premium or otherwise) or assigned, or before any change is made in the designation of the beneficiary thereof.

     5.4 Compliance with Laws, Etc. The Company will comply (and cause each of its Subsidiaries, if any, to comply) with all applicable laws, rules, regulations and orders of any governmental authority, the noncompliance with which could materially adversely affect the business or condition, financial or otherwise, of the Company.

     5.5 Inspection. At any reasonable time during normal business hours and from time to time, but not more frequently than once per calendar quarter for all Persons entitled to the benefits of this Article V and their transferees as a group, upon five (5) days written notice, the Company (and any of its Subsidiaries) will permit any one or more of the Persons entitled to the benefits of this Article V, or any of the agents or representatives of the foregoing Persons, to examine and make copies of and extracts from the records and books of account of and visit the properties of the Company (and any of its Subsidiaries) and to discuss the Company's affairs, finances and accounts with any of its senior officers.

     5.6 Corporate Existence; Ownership of Subsidiaries. The Company will, and will cause its Subsidiaries, if any, to, at all times preserve and keep in full force and effect their corporate existence, and rights and franchises material to the business of the Company, and will qualify, and will cause each of its Subsidiaries, if any, to qualify, to do business as a foreign corporation in any jurisdiction where the failure to do so would have a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Company. The Company shall at all times own of record and beneficially, free and clear of all liens, charges, restrictions, claims and encumbrances of any nature, all of the issued and outstanding capital stock of each of its wholly-owned Subsidiaries.

     5.7 Compliance with ERISA. The Company will comply (and cause each of its Subsidiaries to comply) in all material respects with all minimum funding requirements applicable to any pension or other employee benefit plans which are subject to ERISA or to the Code, and comply in all other material respects with the provisions of ERISA and the Code, and the rules and regulations thereunder, which are applicable to any such plan. Neither the Company nor any of its Subsidiaries will permit any event or condition to exist which could permit any such plan to be terminated under circumstances which could cause the lien provided for in Section 3068 of ERISA to attach to the assets of the Company or any of its Subsidiaries.

     5.8 Board Approval. Prior to the end of each fiscal year, the Company will prepare and submit to its Board of Directors for approval prior to such year-end an operating plan and budget, cash flow projections and profit and loss projections, all itemized in reasonable detail for the immediately following fiscal year.

     5.9 Financings. The Company will promptly provide to the Board of Directors the details and terms of, and any brochures or investment memoranda prepared by the Company related to, any possible financing of any nature for the Company (or any Subsidiaries), whether initiated by the Company or any other Person.

     5.10 Meetings of the Board of Directors. The Directors shall schedule regular meetings not less frequently than once every sixty days. The Company shall reimburse the Investors and the Principal Shareholders for all direct reasonable out-of-pocket expenses incurred by any of their director designees in attending such meetings. Any action required or permitted to be taken at any meeting of the Directors, may be taken without a meeting only if all of the Directors consent thereto in writing.

     5.11 Maintenance of Properties; Insurance. The Company will maintain or cause to be maintained in good repair, working order and condition all properties used or useful in the business of the Company and any Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Company shall maintain with financially sound and reputable insurance companies insurance with respect to its properties and business and the properties and business of any Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, of such type and in such amounts as are customarily carried under similar circumstances by such other corporations.

     5.12 Rule 144A Information. The Company shall, upon the written request of any Person entitled to the benefits of this Article V, provide to such Person and to any qualified prospective institutional transferee of the Securities designated by such Person, such financial and other information as is available to the Company or can be obtained by the Company without material expense and as such Person may reasonably determine is required to permit such transfer to comply with the requirements of Rule 144A promulgated under the 1933 Act.

     5.13 Stay, Extension and Usury Laws. For so long as any of the Senior, Contingent or Junior Notes remain outstanding, the Company covenants (to the extent it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Agreement; and the Company hereby expressly waives (to the extent it may lawfully do so) all benefit or advantage of any such law, but will suffer and permit the execution of every such power as though no such law has been enacted. Notwithstanding anything herein or in the Senior, Contingent or Junior Notes to the contrary, in no event shall interest payable with respect to the Senior, Contingent or Junior Notes exceed the maximum amount permitted by applicable law. If any payments in the nature of interest, additional interest and other charges made under this Agreement or under any of the Senior, Contingent or Junior Notes are held to be in excess of the applicable limits imposed by any applicable federal or state law, the amount held to be in excess shall be considered payment of principal under the Senior, Contingent or Junior Notes and the indebtedness evidenced thereby shall be reduced by such amount, pro-rata, in the inverse order of maturity so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable federal or state interest rate laws.

     5.14 Business Practices. The Company shall take all reasonable steps necessary to ensure that all rates and charges imposed by the Company's facilities, and all billing practices relating to such rates and charges, are legal and proper. The Company will not make or receive, either directly or indirectly, any Sensitive Payment and the Company shall comply with all Medicare and Medicaid fraud and abuse laws and regulations, as well as with all other state and federal false claim, fee splitting, rebate, patient referral and anti-kickback laws with respect to the referral of patients or provision of services.

                                   ARTICLE VI

                       NEGATIVE COVENANTS OF THE COMPANY

     Without limiting any other covenants and provisions hereof, the Company covenants and agrees that it will comply (and will cause each Subsidiary, if any, to comply) with each of the provisions of this Article VI. These covenants shall continue until consummation of the first Qualified Public Offering. Prior to such consummation, the covenants set forth in Sections 6.1, 6.2, 6.7 (but only to the extent any violation thereof would or is likely to adversely affect the interests of the Management Investors) and 6.8 shall exist for the benefit of, and shall be enforceable by, the Management Investors so long as any Indebtedness under the Senior Notes or the Contingent Notes remains outstanding and the covenants contained in Sections 6.2, 6.7 (to the extent set forth above) and 6.8 shall exist for the benefit of, and shall be enforceable by, the Management Investors so long as the Management Investors and their Permitted Transferees own collectively at least one-third of the shares of Common Stock acquired pursuant to this Agreement, and the covenants set forth in each section of this Article VI shall exist for the benefit of, and be enforceable by, the Institutional Investors so long as any Indebtedness under the Junior Notes remains outstanding or there are any shares of Preferred Stock held by the Institutional Investors that have not either been converted into Common Stock or redeemed.

     6.1 Distributions. The Company will not declare or pay any dividends (whether in securities, cash or property), issue, sell, purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to its shareholders as such, or permit any Subsidiary to do any of the foregoing, except that the Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Company and except that nothing herein contained shall prevent the Company from:

           (i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock to the holders of shares of such class of capital stock;

           (ii) repurchasing shares of Common Stock or Preferred Stock from an Institutional Investor in accordance with the Redemption Agreement attached as Exhibit G; or

           (iii) redeeming the Preferred Stock in accordance with its terms as set forth on Exhibit B.

     Notwithstanding the provisions of clauses (ii) and (iii) of this
Section 6.1, in, no event shall the Company repurchase shares of Common Stock or Preferred Stock under the Company's Certificate of Incorporation or under the Redemption Agreement or otherwise, pay dividends to the Preferred Stock holders, prepay the Junior Notes (in whole or in part) or redeem Preferred Stock in accordance with its terms so long as any indebtedness remains outstanding under the Senior Notes or the Contingent Notes.

     6.2 Dealings with Affiliates. The Company will not enter into any transaction including, without limitation, any loans or extensions of credit or royalty agreements or securities issuances, with any officer or director of the Company or any Subsidiary or holder of any class of capital stock of the Company, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such officers, directors or shareholders or members of their immediate families, except for advances in reasonable amounts made to employees of the Company or any Subsidiary for valid business purposes, provided that such advances are repaid to the Company within 90 days, unless any such transaction is on terms which are no less favorable to the Company than those which could have been obtained from an unaffiliated third party, and such transaction has been approved by a majority of the members of the Board of Directors, which majority shall include either one of the Directors designated under the Shareholders' Agreement by the Management Investors or a majority of the Independent Directors.

     6.3 Merger; Sale of Assets. The Company shall not, and shall not permit any Subsidiary to, merge or consolidate with or into any other corporation, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of

(whether in one transaction or in a series of related transactions) all, or substantially all, of its assets (whether now owned or hereinafter acquired), or any portion of its assets which have accounted for more than 10% of total revenues of the Company and its Subsidiaries taken as a whole for any of the three most recent fiscal years of the Company, or sell, assign or otherwise dispose of (whether in one transaction or in a series of transactions) any of its accounts receivable (whether now in existence or hereafter created) at a discount or with recourse, to any Person, (i) except for sales or other dispositions of assets in the ordinary course of business, and (ii) except that
(a) any wholly owned Subsidiary may merge into or transfer assets to the Company, and (b) any wholly owned Subsidiary may merge into or consolidate with or transfer assets to any other wholly owned Subsidiary. Any securities of the Company which are issued by the Company in a transaction described in this
Section 6.3 shall be issued at the fair market value thereof as determined pursuant to Section 7.5 hereof.

     6.4 Indebtedness. Neither the Company nor any of its Subsidiaries will create, incur, guarantee, assume or otherwise become directly or indirectly liable for any Indebtedness except: (i) Indebtedness evidenced by the Senior Notes, Contingent Notes and Junior Notes; (ii) Bank Debt and (iii) any other Indebtedness that is expressly subordinate and junior in right of payment to the Junior Notes pursuant to such subordination provisions as shall be acceptable to the Investors.

     6.5 Liens. Neither the Company nor any of its Subsidiaries will create or suffer to exist any Lien upon any of its assets, now owned or hereafter acquired, securing any Indebtedness or other obligation except Permitted Liens.

     6.6 Limitations on Restrictions on Subsidiary Dividends and Other Distributions. The Company shall not permit any of its Subsidiaries, directly or indirectly, to create or suffer to exist or become effective any encumbrances or restrictions on the ability of any of its Subsidiaries to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profit owned by any of the Company or any of its Subsidiaries, or pay any Indebtedness owed by any of the Subsidiaries, (ii) make loans or advances to the Company, or (iii) transfer any of its properties or assets to the Company.

     6.7 No Conflicting Agreements. The Company agrees that neither it nor any Subsidiary will, without the consent of the Investors, enter into or amend any agreement, contract, commitment or understanding which would limit, restrict or prohibit the exercise by any Investor of any of his or its rights under this Agreement or any of the Related Agreements.

     6.8 Limitation on Certain Procedures. Unless otherwise required under applicable law, the Company shall not engage in abortion-related pathology or fetal tissue research.

                                  ARTICLE VII

                                PREEMPTIVE RIGHT

     7.1 Preemptive Right. The Company hereby grants to each Investor the right to purchase all or part of his or its pro rata share of New Securities (as defined in Section 7.2) which the Company, from time to time, proposes to sell and issue. An Investor's pro rata share, for purposes of this preemptive right, is the ratio of the number of shares of Common Stock which such Investor owns or has the right to acquire upon the conversion or exercise of securities of the Company to the total number of shares of Common Stock then outstanding or issuable upon the conversion or exercise of outstanding securities of the Company then held by the Investors. Each Investor shall have a right of over-allotment pursuant to this Article VII such that to the extent an Investor does not exercise his or its preemptive right in full hereunder, such additional shares of New Securities which such Investor did not purchase may be purchased by the other Investors in proportion to the total number of shares of Common Stock which each such other Investor owns or has the right to acquire compared to the total number shares of Common Stock which all such other Investors own or have the right to acquire.

     7.2 Definition of New Securities. "New Securities" shall mean any capital stock of the Company whether now or hereafter authorized, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become convertible into or exchangeable for capital stock, issued on or after the date hereof; provided that the term "New Securities" shall not include (i) securities purchased under this Agreement at the Closing and Common Stock issued as a stock dividend to holders of Common Stock or upon any stock split, subdivision or combination of shares of Common Stock, (ii) Conversion Shares, and (iii) up to 10,000 shares of Common Stock issuable to employees of the Company other than the Management Investors pursuant to the Stock Option Plan.

     7.3 Notice from the Company. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Investor written notice of its intention, describing the type of New Securities and the price and the terms upon which the Company proposes to issue the same. Each Investor shall have 20 business days from the date of receipt of any such notice to agree to purchase up to the Investor's pro rata share of such New Securities (and any over-allotment amount pursuant to the operation of Section 7.1 hereof) for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

     7.4 Sale by the Company. In the event any Investor fails to exercise in full his or its preemptive (and/or over-allotment) right, the Company shall have 90 days thereafter to sell the New Securities with respect to which the Investor's option was not exercised (to the extent the other Investors do not elect to exercise the over-allotment rights set forth in Section 7.1), at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice. To the extent the Company does not sell all the New Securities offered within said 90 day period, the Company shall not thereafter issue or sell any such New Securities without first again offering such securities to the Investors in the manner provided herein.

     7.5 Determination of Price. All New Securities shall be issued at the fair market value thereof. Fair market value shall be determined in good faith by the Board of Directors; provided, however, that such determination shall be made with the concurrence of at least one member of the Board of Directors who is designated by the Institutional Investors pursuant to the Shareholders' Agreement, but who is not an employee or affiliate of the Company or of any of its Shareholders.

     7.6   Termination of Rights.  Notwithstanding any other provision of this
Article VII, the rights granted to the Investors under this Article VII shall expire immediately prior to, and shall not apply in connection with, the sale of securities in connection with the first Qualified Public Offering.

                                  ARTICLE VIII

                              REGISTRATION RIGHTS

     8.1 Certain Definitions. As used in this Article VIII, the following terms shall have the following respective meanings:

     "Holder" means the person who is then the record owner of Registrable Securities which have not been sold to the public.

     "Initiating Holders" means any Institutional Investor or its assignee(s) who in the aggregate are holders of at least fifty-one percent (51%) of the sum of (i) the Conversion Shares now owned or hereafter acquired by the Institutional Investors, (ii) all other shares of Common Stock owned by the Investors, and (iii) all other shares of Common Stock issuable with respect to securities of the Company convertible into or exercisable for shares of Common Stock now owned or hereafter acquired by any Institutional Investors.

     "Initiating Management Holders" means any Management Investor or his assignee(s) who hold in the aggregate at least fifty-one percent (51%) of the shares of Common Stock purchased hereunder by the Management Investors.

     "Registrable Securities" means (i) all of the Conversion Shares owned by the Institutional Investors, (ii) all shares of Common Stock owned by the Management Investors, (iii) all other shares of Common Stock now owned or hereafter acquired by any Investor; (iv) all shares of Common Stock issuable with respect to securities of the Company convertible into or exercisable for shares of Common Stock now owned or hereafter acquired by any Investor; and (v) any Common Stock issued in respect of the shares described in clauses (i) through (iv) upon any stock split, stock dividend, recapitalization or other similar event.

     The term "register" means to register under the 1933 Act and applicable state securities laws for the purpose of effecting a public sale of securities.

     "Registration Expenses" means all expenses incurred by the Company in compliance with Sections 8.2, 8.3 or 8.5 hereof, including, without limitation, all registration and filing fees, printing expenses, transfer taxes, fees and disbursements of counsel for the Company, blue sky fees and expenses, reasonable fees and disbursements of one counsel for all the selling Holders and other security holders, and the expense of any special audits and comfort letters incident to or required by any such registration.

     "Selling Expenses" means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

     8.2   Demand Registrations

           (a) If on any two occasions after the date hereof, the Company shall receive from one or more Initiating Holders a written request that the Company effect the registration of such persons' Registrable Securities, or if on any one occasions after the earlier of (i) the fifth anniversary of the effective date of this Agreement or (ii) the date which is six months following the date of consummation of the IPO, the Company shall receive from one or more Initiating Management Holders a request that the Company effect the registration of such persons' Registrable Securities, in either case with the Registrable Securities as to which registration has been requested representing at least ten percent (10%) of the Registrable Securities then outstanding or issuable (or any lesser percentage if the reasonably anticipated aggregate price to the public of the Registrable Securities to be included in such registration would exceed $10 million), in connection with a firm commitment underwriting managed by a nationally recognized underwriter, the Company will:

        (i) promptly give written notice of the proposed registration to all other Holders; and

        (ii) as soon as practicable, use all commercially reasonable efforts to effect such registration as may be so requested and as would permit or facilitate the sale and distribution of such portion of such Registrable Securities as are specified in such request, together with such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request given within thirty days after receipt of such written notice from the Company. If the underwriter managing the offering advises the Holders who have requested inclusion of their Registrable Securities in such registration that marketing considerations require a limitation on the number of shares offered, such limitation shall be imposed first upon Holders other than the Institutional Investors and their transferees until the total of the aggregate proceeds received by all Institutional Investors and their transferees from the sale of equity securities of the Company to the public equals $13.0 million, second upon Holders other than the Management Investors and their transferees until the total of the aggregate proceeds received by all Management investors and their transferees from the sale of equity securities of the Company to the public equals $1.0 million, and thereafter pro rata among all Holders who requested inclusion of Registrable Securities in such registration according to the number of Registrable

     Securities each such Holder requested to be included in such registration. Neither the Company nor any other shareholder may include shares in a registration effected under this Section 8.2 without the consent of the Holders holding a majority of the Registrable Securities sought to be included in such registration if the inclusion of shares by the Company or the other shareholders would limit the number of Registrable Securities sought to be included by the Holders or reduce the offering price thereof. No registration initiated by any Holders hereunder shall count as a registration under this Section 8.2 unless and until it shall have been declared effective.

           (b) Additional Demand Right. Notwithstanding the provisions of subparagraph (a), in the event the Management Investors request a registration hereunder, and because of the inclusion in such registration of additional Registrable Securities by the Holders thereof, the Management Investors are able to effect the registration of less than two-thirds of the Registrable Securities as to which they had requested registration, then the Initiating Management Holders shall have the right to request an additional registration under subparagraph (a) hereof.

           (c) Final Demand Right. Notwithstanding the provisions of subparagraphs (a) and (b), in the event the Management Investors request an additional registration of additional Registrable Securities by the Holders thereof in accordance with subparagraph (b), and the Management Investors are still only able to effect the registration of less than two-thirds of the Registrable Securities as to which they had requested registration, then the Initiating Management Holders shall have the right to request an additional (and final) registration under subparagraph (a) hereof without participation by any Holders in order to effect the registration of the Registrable Securities.

           (d) Selection of Underwriter. The underwriter of any underwriting requested under this Section 8.2 shall be selected by the Holders holding a majority of the Registrable Securities included therein; provided that such underwriter must be reasonably acceptable to the Company.

     8.3   "Piggy Back" Registrations.

           (a) If the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders exercising their registration rights, other than a registration relating solely to employee options or benefit plans, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

           (i) Promptly give to each Holder of Registrable Securities written notice thereof (which shall include the number of shares the Company or other security holder proposes to register and, if known, the name of the proposed underwriter); and

           (ii) Use its best efforts to include in such registration all the Registrable Securities specified in a written request or requests, made by any Holder within twenty (20) days after the date of delivery of the written notice from the Company described in clause (i) above. If the underwriter advises the Company that marketing considerations require a limitation on the number of shares offered pursuant to any registration statement, then the Company may offer all of the securities it proposes to register for its own account or the maximum amount that the underwriter considers saleable and such limitation on any remaining securities that may, in the opinion of the underwriter, be sold will be imposed (x) first upon Holders other than the Institutional Investors and their transferees until the total aggregate proceeds received by all Institutional Investors and their transferees from the sale of equity securities of the Company equals $13.0 million, (y) second upon Holders other than the Management Investors and their transferees until the total of the aggregate proceeds received by all Management Investors and their transferees from the sale of equity securities of the Company to the public equals $1.0 million, and
     (z) third, pro rata among all shareholders who are entitled to include shares in such registration statement according to the number of Registrable Securities each such shareholder requested to be included in such registration statement.

           (b) The Company shall select the underwriter for an offering made pursuant to this Section 8.3; provided that such underwriter must be reasonably acceptable to the Holders of a majority of the Registrable Securities being registered in such offering.

     8.4 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Section 8.2, 8.3 or 8.5 shall be paid by the Company. All Selling Expenses incurred in connection with any such registration, qualification or compliance shall be borne by the holders of the securities registered, pro rata on the basis of the number of their shares so registered.

     8.5 Registration on Form S-3. The Company shall use its best efforts to qualify or registration on Form S-3 or any comparable or successor form following initial registration on Form S-1; and to that end the Company shall register (whether or not required by law to do so) the Common Stock under the Securities Exchange Act of 1934 (the "Exchange Act") in accordance with the provisions of the Exchange Act following the effective date of the first registration of any securities of the Company on Form S-1 or any comparable or successor form. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Article VIII, the Holders of Registrable Securities shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), provided that the Company shall not be obligated to effect any such registration pursuant to this Section 8.5 more than once in any six month period, and in no event shall the Company be required to register shares with an aggregate market value of less than $500,000.

     8.6 Registration Procedures. In the case of each registration effected by the Company pursuant to this Article VIII, the Company will keep each Holder of Registrable Securities included in such registration advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will do the following for the benefit of such Holders:

           (a) Keep such registration effective for a period of one hundred twenty days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs, and amend or supplement such registration statement and the prospectus contained therein from time to time to the extent necessary to comply with the 1933 Act and applicable state securities laws;

           (b) Use its best efforts to register or qualify the Registrable Securities covered by such registration under the applicable securities or "blue sky" laws of such jurisdictions as the selling shareholders may reasonably request; provided, that the Company shall not be obligated to qualify to do business in any jurisdiction where it is not then so qualified or otherwise required to be so qualified or to take any action which would subject it to service of process in suits other than those arising out of such registration;

           (c) Furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request;

           (d) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 8.2 hereof, the Company will enter into any underwriting agreement reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains customary underwriting provisions and is entered into by the selling Holder and provided further that, if the underwriter so requests, the underwriting agreement will contain customary contribution provisions on the part of the Company;

           (e) To the extent then permitted under applicable professional guidelines and standards, obtain a comfort letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters and an opinion from the Company's counsel in customary form and covering such matters of the type customarily covered in a public issuance, of securities, in each case addressed to the Holders, and provide copies thereof to the Holders; and

           (f) Permit counsel to the selling shareholders whose expenses are being paid pursuant to Section 8.4 hereof to inspect and copy such corporate documents as he may reasonably request.

     8.7   Indemnification.

           (a) The Company will, and hereby does, indemnify each Holder, each of its officers, directors and partners, and each person controlling such Holder within the meaning of the 1933 Act, with respect to which registration, qualification or compliance has been effected pursuant to this Article VIII, and each underwriter, if any, and each person who controls such underwriter within the meaning of the 1933 Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the 1933 Act or the Exchange Act or the securities act of any state or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, whether or not resulting in any liability, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein.

     (b) Each Holder will, if Registrable Securities held by him are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of the 1933 Act and the rules and regulations thereunder, each other such Holder and each of their officers, directors and partners, and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holder's directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, whether or not resulting in liability, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the liability of each Holder hereunder shall be limited to an amount equal to the net proceeds received by such Holder upon sale of his securities.

     (c) Each party entitled to indemnification under this Section 8.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, but the failure of any Indemnifying Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 8.7 (except and to the extent the Indemnifying Party has been prejudiced as a consequence thereof). The Indemnifying Party will be entitled to participate in, and to the extent that it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, at its expense to assume, the defense of any such claim or any litigation resulting therefrom, with counsel reasonably satisfactory to such Indemnified Party, provided that the Indemnified Party may participate in such defense at its expense, notwithstanding the assumption of such defense by the Indemnifying Party, and provided, further, that if the defendants in any such action shall include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, the Indemnified Party or Parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Parties and the fees and expenses of such counsel shall be paid by the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall (i) furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom and
(ii) shall reasonably assist the Indemnifying Party in any such defense, provided that the Indemnified Party shall not be required to expend its funds in connection with such assistance.

     (d) No Holder shall be required to participate in a registration pursuant to which it would be required to execute an underwriting agreement in connection with a registration effected under Section 8.2 or 8.3 which imposes indemnification or contribution obligations on such Holder more onerous than those imposed hereunder; provided, however, that the Company shall not be deemed to breach the provisions of Section 8.2 or 8.3 if a Holder is not permitted to participate in a registration on account of his refusal to execute an underwriting agreement on the basis of this subsection (d).

     8.8 Information by Holder. Each Holder of Registrable Securities included in any registration shall promptly furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Article VIII or otherwise required by applicable state or federal securities laws.

     8.9 Limitations on Registration Rights. From and after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder (a) the right to require the Company, upon any registration of any of its securities, to include, among the securities which the Company is then registering, securities owned by such holder, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not limit the number of Registrable Securities sought to be included by the Holders of Registrable Securities or reduce the offering price thereof; or (b) the right to require the Company to initiate any registration of any securities of the Company.

     8.10 Exception to Registration. The Company shall not be required to effect a registration under this Article VIII if (i) in the written opinion of counsel for the Company, which counsel and the opinion so rendered shall be reasonably acceptable to the Holders of Registrable Securities, such Holders may sell without registration under the 1933 Act all Registrable Securities for which they requested registration under the provisions of the 1933 Act and in the manner and in the quantity in which the Registrable Securities were proposed to be sold, or (ii) the Company shall have obtained from the Commission a "no-action" letter to that effect; provided that this Section 8.10 shall not apply to sales made under Rule 144(k) or any successor rule promulgated by the Commission until after the effective date of the Company's initial registration of shares under the 1933 Act. Notwithstanding the foregoing, in no event shall the provisions of this Section 8.10 be construed to preclude a Holder of Registrable Securities from exercising rights under Section 9.3 for a period of three years after the effective date of the Company's initial registration of shares under the 1933 Act.

     8.11 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities (as that term is used in Rule 144 under the 1933 Act) to the public without registration, the Company agrees to:

     (a) make and keep public information available as those terms are understood and defined in Rule 144 under the 1933 Act, at all times from and after ninety days following the effective date of the IPO;

     (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the 1933 Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

     (c) so long as an Investor owns any restricted securities, furnish to the Investor forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety days following the effective date of the IPO, and of the 1933 Act and Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as an Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing an Investor to sell any such securities without registration.

     8.12 Listing Application. If shares of any class of stock of the Company shall be listed on a national securities exchange, the Company shall, at its expense, include in its listing application all of the registered shares of the listed class then owned by any Investor.

     8.13 Damages. The Company recognizes and agrees that each holder of Registrable Shares shall not have an adequate remedy if the Company fails to comply with the provisions of this Article VIII, and that damages will not be readily ascertainable, and the Company expressly agrees that in the event of such failure any Holder of Registrable Shares shall be entitled to seek specific performance of the Company's obligations hereunder or other appropriate equitable relief and that the Company will not oppose an application seeking such specific performance or other appropriate equitable relief.

                                   ARTICLE IX

                       CONDITIONS OF INVESTORS' OBLIGATION

     9.1 Effect of Conditions. The obligation of the Investors to purchase and pay for the Securities at the Closing shall be subject at their election to the satisfaction of each of the conditions stated in the following Sections of this Article.

   9.2 Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date of such Closing with the same effect as though made on and as of that date, and the Investors shall have received a certificate dated as of such Closing and signed on behalf of the Company to that effect.

     9.3 Performance. The Company shall have performed and complied with all of the agreements, covenants and conditions contained in this Agreement required to be performed or complied with by them at or prior to such Closing, and the Investors shall have received a certificate dated as of such Closing and signed on behalf of the Company and by the Principal Shareholders to that effect.

     9.4 Opinions of Counsel. The Investors shall have received an opinion, dated the date of such Closing, from Hutchins, Wheeler & Dittmar, A Professional Corporation, counsel to the Company, in the form attached as Exhibit E.

     9.5 No Material Adverse Change. The business and properties of the Company shall not have been materially adversely affected since the date of this Agreement, whether by fire, casualty, act of God or otherwise, and there shall have been no other changes in the business, property or financial condition of the Company that would have a material adverse effect on the value of their respective businesses or assets.

     9.6 Shareholders' Agreement. A Shareholders' Agreement in the form of Exhibit F hereto shall have been executed by each Investor and the Company.

     9.7 Redemption Agreement. A Redemption Agreement in the form of Exhibit G attached hereto shall have been executed by the Company and each of the Institutional Investors.

     9.8 Employment Agreements. This Company and each of the Management Investors shall have executed an Employment Agreement substantially in the form of Exhibit H hereto.

     9.9 Board Election. Concurrently with the Closing, the Board of Directors of the Company shall have been expanded to not more than seven members designated as provided in the Shareholders' Agreement.

     9.10 Completion of Acquisition. The Purchase Agreement shall have been executed, the Acquisition as therein contemplated shall have been completed in accordance with the terms of such Purchase Agreement, and all of the conditions specified in Section 6.3 thereof shall have been fulfilled or waived.

                                  ARTICLE X

                              Defaults and Remedies

     10.1 Events of Default; Acceleration

     An "Event of Default" shall occur with respect to the Senior Notes, Contingent Notes or Junior Notes (collectively, the "Notes") if:

     (1) The Company defaults in the payment of any principal thereof when the same shall become due, either by the terms thereof or otherwise as herein provided (or, with respect to the Senior Notes and the contingent Notes, in the Purchase Agreement); or

     (2) The Company defaults in the payment of interest thereon when the same becomes due and payable and the default continues for a period of 10 days; or

     (3) The Company shall fail to perform or observe any covenant contained in this Agreement (or, with respect to the Senior Notes and the Contingent Notes, in the Purchase Agreement) for the benefit of the holder of such Note other than the obligation to make payments under such Note, and such default continues for a period of 30 days after receipt of notice of such default from such holder; or

     (4) The Company or any Subsidiary shall default in the payment of any principal of or premium, if any, or interest on any other Indebtedness or obligation with respect to borrowed money the outstanding principal of which is in an aggregate amount greater than $250,000 or shall default in the performance of any material term of any instrument evidencing such Indebtedness or of any mortgage, indenture or agreement relating thereto, and the effect of such default is to cause, the holder or holders of such obligation to cause, such Indebtedness or obligation to become due and payable prior to its stated maturity; or

     (5) The Company or any Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

         (A) commences a voluntary case,

         (B) consents to the entry of an order for relief against it in an involuntary case,

         (C) consents to the appointment of a Custodian of it or for all or substantially all of its property,

         (D) makes a general assignment for the benefit of its creditors, or

         (E) is the debtor in an involuntary case which is not dismissed within 60 days of the commencement thereof, or

     (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

         (A) provides for relief against the company or any Subsidiary in an involuntary case,

         (B) appoints a Custodian of the Company or any Subsidiary for all or substantially all of its property, or

         (C) orders the liquidation of the Company or any Subsidiary; or

     (7) A final judgment for the payment of money in an amount in excess of $250,000 shall be rendered against the Company or any of its Subsidiaries (other than any judgment as to which a reputable insurance company shall have accepted full liability in writing) and shall remain undischarged for a period (during which execution shall not be effectively stayed) of 30 days after the date on which the right to appeal has expired.

     Notwithstanding the provisions of clauses (1) and (2) above, no Event of Default shall occur with respect to nonpayment under any Senior Notes or Contingent Notes if a Management Investor is responsible, as an officer or employee of the Company, for ensuring that the Company funds such obligation, and such Management Investor fails to cause the Company to make such payment on a timely basis, and no Event of Default shall occur with respect to nonpayment under any Junior Note if an Institutional Investor or its affiliate is responsible for ensuring that the Company funds such payment on a timely basis, and in either such case such failure is not attributable to a lack of funds in the Company's account to fund such payment or a directive from the Board of Directors prohibiting or refusing to make such payment.

     The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

     In any such case (a) upon the occurrence of any Event of Default described in clause (1), (5) or (6) above, and subject to the terms of the Intercreditor Agreement, the unpaid principal amount of and accrued interest on the Notes shall automatically become due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (b) upon the occurrence of any other Event of Default, and subject to the terms of the Intercreditor Agreement, in addition to any other rights, powers and remedies permitted by law or in equity, the holder or holders of greater than 51% in principal amount of the Senior Notes, Contingent Notes or Junior Notes then outstanding may, at its or their option, by notice in writing to the Company, declare all of the Notes of such issue (i.e., the Senior Notes, Contingent Notes or Junior Notes, as the case may be) to be, and all of the Notes of such issue shall thereupon be and become, immediately due and payable together with interest accrued thereon and all other sums due hereunder, without presentment, demand, protest or other notice of any kind, all of which are waived by the Company.

     Upon the occurrence of any such Event of Default, and subject to the terms of the Intercreditor Agreement, the holders of Notes may proceed to protect and enforce their rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Notes held by them, for an injunction against a violation of any of the terms hereof or thereof, or for the pursuit of any other remedy which it may have by virtue of this Agreement or pursuant to applicable law. The Company shall pay to the holders of Notes upon demand the costs and expenses of collection and of any other actions referred to in this Article X, including without limitation reasonable attorneys' fees, expenses and disbursements.

     No course of dealing and no delay on the part of the holders of Notes in exercising any of their rights shall operate as a waiver thereof or otherwise prejudice the rights of the holders of Notes, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy thereunder. No right, power or remedy conferred hereby or by the Notes on the holders thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

     10.2 Rescission of Acceleration. At any time after any declaration of acceleration of all of any issue of Notes shall have been made pursuant to
Section 10.1 by any holder or holders of such issue of Notes and before a judgment or decree for the payment of money due has been obtained by such holder or holders, the holder or holders of at least 51% in aggregate principal amount of such issue of Notes at the time outstanding may, by written notice to the Company and to the other holders of such issue of Notes rescind and annul such declaration and its consequences, provided that (i) the principal of and interest on such issue of Notes which shall have become due otherwise than by such declaration of acceleration shall have been duly paid, and (ii) all Events of Default other than the nonpayment of principal of and interest on such issue of Notes which have become due solely by such declaration of acceleration shall have been cured or waived by the holders of at least 51% in aggregate principal amount of such issue of Notes at the time outstanding. No rescission or annulment referred to above shall affect any subsequent Default or any right, power or remedy arising out of such subsequent Default.

                                   ARTICLE XI

                               CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "1933 Act" means the Securities Act of 1933, as amended.

     "Agreement" means this Agreement as from time to time amended and in effect between the parties.

     "Business Day" means any day on which commercial banks are not authorized or required to close in Boston, Massachusetts or Fort Lauderdale, Florida.

     "Closing" shall have the meaning set forth in Section 1.5.

     "Code" shall have the meaning set forth in Section 1.7.

     "Commission" shall have the meaning set forth in Section 4.2(f).

     "Common Stock" shall include (a) the Company's Common Stock as authorized on the date of this Agreement and (b) any other securities of the Company into which or for which any of the securities described in (a) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

     "Company" means and shall have the meaning set forth in the first paragraph hereof and shall include such company's successors and assigns.

     "Compensation Committee" shall mean the committee of the Board of Directors constituted under Section 7 of the Shareholders' Agreement.

    "Contingent Notes" shall mean those certain 8% Non-Negotiable Subordinated Contingent Notes in the original aggregate principal amount of $2,500,000 issued pursuant to the Purchase Agreement.

     "Conversion Shares" shall have the meaning set forth in Section 1.2 hereof.

     "Default" shall mean an Event of Default or any event with notice or lapse of time or both would become an Event of Default.

     "Event of Default" shall have the meaning set forth in Section 10.1.

     "Holders" shall have the meaning set forth in Section 8.1 hereof.

     "Indebtedness" means all obligations, contingent or otherwise, whether current or long-term, which in accordance with generally accepted accounting principles would be classified upon the obligor's balance sheet as liabilities (other than deferred taxes) and shall also include capitalized leases, guarantees, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

     "Independent Director" shall mean (i) so long as the Institutional Investors own at least 51% of the shares owned by them on the date hereof, a Director who is selected to the Board of Directors pursuant to Section 6(c) of the Shareholders' Agreement, and (ii) in the event the Institutional Shareholders own less than 51% of such shares, a Director who is neither an employee of the Company nor an employee or affiliate of any Investor.

     "Investors" shall have the meaning set forth in the first paragraph hereof.

     "Lien" shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind

(including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

     "Maturity Date" shall have the meaning set forth in Section 1.1.

     "New Securities" shall have the meaning set forth in Section 7.2.

     "Notes" shall mean collectively the Senior Notes, Contingent Notes Junior Notes.

     "Officer's Certificate" shall mean a certificate signed in the name of the Company by its President, acting in his official capacity.

     "Permitted Liens" shall mean: (i) Liens for taxes not yet due or payable under law or being contested in good faith by appropriate proceedings and for which adequate reserves have been provided; (ii) carriers', warehouseman's, mechanics, materialmen's, repairmen's and similar Liens arising in the ordinary course of business to secure amounts owing for the provision of goods or services; (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation; (iv) easements, rights of way and similar encumbrances incurred in the ordinary course of business which do not, individually or in the aggregate, materially detract from the value of the property subject thereto or interfere with the ordinary course of business of the Company or any Subsidiary; (v) Liens on goods to secure the payment of the purchase price of such goods; and (vi) Liens existing on the date hereof on equipment used in the ordinary course of business to secure the payment of the cost of acquisition or leasing thereof.

     "Permitted Transferees" shall mean those persons to whom shares of capital stock of the Company may be transferred pursuant to section 2 of the Shareholders' Agreement.

     "Person" means an individual, corporation, partnership, joint venture, association, syndicate, trust or unincorporated organization or a government or agency or political subdivision thereof.

     "Qualified Public Offering" means the closing of an underwritten public offering by the Company pursuant to a registration statement filed and declared effective under the

1933 Act covering the offer and sale of Common Stock for the account of the Company in which the aggregate net proceeds to the Company equal at least $15,000,000.

     "Related Agreements" shall mean the Redemption Agreement, the Shareholders' Agreement and the Employment Agreements.

     "Securities" shall have the meaning set forth in Section 1.1.

     "Senior Notes" shall mean those 8% Non-Negotiable Senior Subordinated Notes in the original principal amount of $3,500,000 issued pursuant to the Purchase Agreement.

     "Sensitive Payments" shall include, whether legal or illegal, (i) payments to governmental officials or employees, (ii) commercial bribes or kickbacks, and
(iii) amounts paid as rebates or refunds or referral fees in contravention of the laws or regulations of any jurisdiction.

     "Subsidiary" or "Subsidiaries" means any corporation, association or other business entity of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares of every class of such corporation or trust other than directors' qualifying shares.

                                   ARTICLE XII

                                  MISCELLANEOUS

     12.1 Survival of Representations. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and the closing of the transaction contemplated hereby.

     12.2 Parties in Interest. Except as otherwise set forth herein, all covenants, agreements, representations, warranties and undertakings contained in this Agreement and the Related Agreements shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto (including transferees of any of the Securities). The parties agree to maintain in confidence the terms of the purchase of the Securities hereunder, except that the Investors may disclose such terms to their investors in the ordinary course and except that the Company may disclose such terms to its shareholders in the ordinary course.

     12.3 Securities Owned by Affiliates. For the purposes of applying all provisions of this Agreement which condition the receipt of information or access to information or exercise of any rights upon ownership of a specified number or percentage of shares or Notes, the shares and Notes owned of record by any affiliate of an Investor shall be deemed to be owned by such Investor. For the purposes of this Agreement, the term "affiliate" shall mean any Person controlling, controlled by, or under common control with, an Investor and any general or limited partner of an Investor.

     12.4 Amendments and Waivers. This Agreement may be amended, any provision hereof can be waived, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if such amendment, waiver, action or omission is approved by those Management Investors who hold a majority of the shares of Common Stock held by all Management Investors, and by those Institutional Investors who hold a majority of the shares of Preferred Stock, or the shares of Common Stock issuable upon conversion thereof, held by all Institutional Investors; provided, however, that any such amendment, waiver, action or omission may be taken without the approval of the Management Investors, if such amendment, waiver, action or omission does not adversely affect the rights or interests granted hereunder to the Management Investors; and provided further, however, that no such amendment, waiver, action or omission which affects the rights or benefits of Schroder without a comparable effect on the rights or benefits of all holders of Preferred Stock may be taken without the consent of holders of a majority of the shares of Preferred Stock held by Schroder. The Company shall promptly send copies of any amendment, consent or waiver (and any requests for any such amendment, consent or waiver) relating to this Agreement or the Securities to each Investor and each other holder of the Securities and, to the extent practicable, shall consult with each Investor and each other holder of the Securities, in connection with each such amendment, consent and waiver. No course of dealing between the Company and the holder of any of the Securities nor any delay in exercise any rights hereunder or any of the Securities shall operate as a waiver of any rights of any holder of such Securities.

     12.5 Notices. All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to the Company or to the Investors at the address set forth below or to such other address as may be furnished in writing to the other parties hereto:

    The Company:         American Laboratory Associates, Inc.
                         6061 Northeast 14th Avenue
                         Fort Lauderdale, Florida 33334
                         Attn: Chairman

    with copies to:      Summit Partners, L.P.
                         Suite 3400
                         One Boston Place
                         Boston, MA 02108
                         Attn: Thomas S. Roberts

                         Schroder Ventures
                         101 Federal Street, 19th Floor
                         Boston, MA 02110
                         Attn: Barbara Piette

    The Institutional
         Investors:      The address set forth opposite the
                         Institutional Investor's name on
                         Schedule 1.3 attached hereto.

    with copy to:        Hutchins, Wheeler & Dittmar, P.C.
                         101 Federal Street
                         Boston, MA 02110
                         Attn: James Westra, Esquire

    The Management       The Address set forth opposite
         Investors:      the Management Investor's name
                         on Schedule 1.3 attached hereto

    with copy to:        Greenberg, Traurig, Hoffman, Lipoff,
                          Rosen & Quentel, P.A.
                         515 E. Las Olas Blvd., 15th Floor
                         Ft. Lauderdale, Florida 33301
                         Attn: Daniel H. Aronson, Esquire

     12.6 Expenses. The Company agrees, whether or not the transactions hereby contemplated shall be consummated, to pay, and save the Investors harmless against liability for the payment of, all out-of-pocket expenses arising in connection with this Agreement, the Securities being purchased hereunder and the Related Agreements and the transactions hereby and thereby contemplated, including, without limitation, (i) all costs and expenses of the Investors incurred in connection with the investigation, preparation, execution and delivery of such agreements or instruments, or the transactions contemplated hereby or thereby (and due diligence related thereto) (ii) all document production and duplication charges, (iii) all reasonable fees and expenses of any counsel engaged by the Investors in connection with such agreements or instruments, or the transactions contemplated hereby or thereby,
(iv) all such expenses, including reasonable attorney's fees and expenses, incurred by the Investors with respect to the enforcement of any rights or provisions of any such agreement or instrument, including without limitation, costs and expenses in any bankruptcy case, and (v) all expenses incurred in connection with the printing of such agreements and instruments and all taxes which may be payable in respect of the execution and delivery of such agreements or instruments, or the issuance, delivery or purchase by the Investors of any of the Securities. The Company further agrees to indemnify and save harmless the Investors and each of their respective partners, officers, directors, employees and agents from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses (including, without limitation, reasonable attorney's fees and disbursements in connection therewith (herein called the "indemnified liabilities") incurred by the Investors or any of their respective partners, officers, directors, employees or agents as a result of, or arising out of, or relating to any of the transactions contemplated hereby or by the Related Agreements, except for any indemnified liabilities arising on account of the gross negligence or willful misconduct of the Investors or any of their respective partners, officers, directors, employees, or agents; provided that, if and to the extent such agreement to indemnify may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which shall be permissible under applicable law. The obligations of the Company under this Section 12.6 shall survive the transfer of any of the Securities.

     12.7 Counterparts. This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

     12.8 Effect of Headings. The article and section headings herein are for convenience of reference only and shall not affect the construction or interpretation hereof.

     12.9 Adjustments. All provisions of this Agreement shall be automatically adjusted to reflect any stock dividend, stock split or other such form of recapitalization.

     12-10 Future Issuances. Until the consummation of a Qualified Public Offering, all securities of the Company hereafter acquired by the Investors shall be granted the same rights and privileges afforded the Investors under this Agreement and the Related Agreements.

     12-11 Governing Law. This Agreement shall be deemed a contract made under the laws of the State of Delaware and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such State.

                  [Remainder of Page Intentionally Left Blank]

     If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon, this letter shall become a binding agreement among us.

                                  Very truly yours,

                                  AMERICAN LABORATORY
                                  ASSOCIATES, INC.


                                  By: /s/ E. Roe Stamps
                                     --------------------------------
                                     Name: E. Roe Stamps
                                           --------------------------
                                     Title: Chairman
                                           --------------------------

                                  MANAGEMENT INVESTORS:


                                  /s/ Dr. Evanagelos Poulos
                                  -----------------------------------
                                  Dr. Evangelos Poulos

                                  /s/ Dr. Michael Demaray
                                  -----------------------------------
                                  Dr. Michael Demaray

                                  /s/ Dr. Alexander Kowalczyk
                                  -----------------------------------
                                  Dr. Alexander Kowalczyk

                                  INSTITUTIONAL INVESTORS:

                                  SUMMIT VENTURES III, L.P.

                                  By: Summit Partners, III, L.P.,
                                      Its General Partner

                                  By:  Stamps, Woodsum & Co. III,
                                       Its General Partner

                                  By: /s/ E. Roe Stamps
                                     --------------------------------
                                     General Partner

                                  SUMMIT INVESTORS II, L.P.

                                  By: /s/ E. Roe Stamps
                                     --------------------------------
                                     Authorized Signatory

                             SCHRODERS INCORPORATED

                             By: /s/ Jeffrey J. Collinson
                                 ---------------------------
                                   Jeffrey J. Collinson
                                   Attorney-in-Fact

                             SCHRODER VENTURES LIMITED
                              PARTNERSHIP


                             By:  Schroder Ventures
                                  Management L.P.
                                  Its General Partner

                             By:  Schroder Venture
                                  Managers, Inc.
                                  Its General Partner

                             By:  /s/ Jeffrey J. Collinson
                                  -------------------------
                                  Jeffrey J. Collinson
                                  Attorney-in-Fact

                             SCHRODER VENTURES U.S. TRUST

                             By:  Schroder International
                                  Trust Company Limited,
                                  Trustee

                             By:  /s/ Jeffrey J. Collinson
                                  -------------------------
                                  Jeffrey J. Collinson
                                  Attorney-in-Fact